EXHIBIT 99.2

InfoSpace, Inc.

Revised Preliminary Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Years Ended December 31,
	2007	2006
Operating Activities:
Net income (loss)	$14,579	$(15,088)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Loss from discontinued operations	25,306	19,073
Gain on sale of discontinued operations	(130,622)	—
Stock-based compensation	34,058	11,269
Deferred income taxes	19,810	(24,870)
Restructuring	9,590	62,316
Depreciation	5,542	5,044
Loss on investments	2,182	—
Excess tax benefits from stock-based award activity	(30,694)	—
Net gain on sale of assets	(3,409)	(150)
Other	(196)	(28)
Cash provided (used) by changes in operating assets and liabilities, net of assets acquired in business combinations:
Accounts receivable	(3,657)	4,598
Notes and other receivables	(3,941)	(517)
Prepaid expenses and other current assets	1,499	2,704
Other long-term assets	(1,862)	(402)
Accounts payable	(5,445)	3,184
Accrued expenses and other current and long-term liabilities	33,882	(6,336)

Net cash provided (used) by operating activities	(33,378)	60,797
Investing Activities:
Purchases of property and equipment	(3,684)	(7,355)
Proceeds from sale of assets	2,838	—
Loan to equity investee	(2,000)	—
Proceeds from sales and maturities of investments	294,381	298,288
Purchases of investments	(135,354)	(313,883)

Net cash provided (used) by investing activities	156,181	(22,950)
Financing Activities:
Special dividend paid	(208,203)	—
Proceeds from stock option and warrant exercises	13,736	3,599
Proceeds from issuance of stock through employee stock purchase plan	1,382	1,833
Excess tax benefits from stock-based award activity	30,694	—

Net cash provided (used) by financing activities	(162,391)	5,432
Discontinued operations:
Net cash provided (used) by operating activities	33,760	(17,569)
Net cash provided (used) by investing activities	341,767	(15,003)

Net cash provided (used) by discontinued operations	375,527	(32,572)

Net increase in cash and cash equivalents	335,939	10,707
Cash and cash equivalents, beginning of period	162,387	151,680

Cash and cash equivalents, end of period	$498,326	$162,387